EXHIBIT 99.2

August 14, 2008	Company Press Release	Flowers Foods (NYSE: FLO)
FLOWERS FOODS REPORTS RESULTS FOR THE SECOND QUARTER AND FIRST HALF; UPDATES 2008 GUIDANCE
THOMASVILLE, GA— Flowers Foods (NYSE: FLO) today reported results for its 12-week second quarter and first half ended July 12, 2008. The company also updated its earnings guidance for the year.
•	Sales were $540.7 million in the second quarter of 2008, an increase of 13.1% compared to the second quarter of 2007. For the first half, sales were $1.22 billion, an increase of 11.9% over last year’s first half. The increase for both periods was driven by favorable pricing, increased volume, and positive mix shifts.
•	Net income for the quarter was $23.9 million, or $.26 per diluted share, a 7.9% increase over net income reported for the prior year’s second quarter. For the first half, net income was $59.7 million, or $.65 per diluted share, an increase of 17.9% over the same period in the prior year.
•	EBITDA was $52.4 million, or 9.7% of sales, an increase of 6.3% over the same period in 2007 and, for the first half, EBITDA was $127.5 million, or 10.5% of sales, an increase of 11.5% over last year’s first half.
•	Branded retail sales were up 15.8% in the quarter, driven by Nature’s Own soft variety and premium breads and Nature’s Own Whitewheat breads as well as by regional white bread brands.
•	During the quarter, the company announced agreements to merge with Holsum Bakery of Phoenix, Ariz., and to acquire ButterKrust Bakery of Lakeland, Fla. Both transactions were completed early in the third quarter.
•	Sales and earnings guidance for 2008 was updated as the result of year-to-date performance and to include recent acquisitions. Guidance for FY 2008 now anticipates sales of $2.400 billion to $2.425 billion and net income of $109.2 million to $114.7 million, or $1.17 per share to $1.23 per share with 93.4 million average shares outstanding.
George E. Deese, Flowers Foods’ Chairman, CEO, and President said, “Sales for the quarter showed growth across all categories, with our retail brands performing very well. Our team continues to be successful in introducing new products, expanding our geographic reach, and maintaining brand loyalty while driving through price increases. As previously announced, our steepest commodity cost increases for the year hit during the second quarter and had a short-term impact on margins. However, as evidenced by our updated guidance, we expect to deliver good results for the full year.

“Over the last few days, we completed the Holsum Bakery and ButterKrust Bakery transactions. Both companies are operationally strong and profitable. Together, they will add about $220.0 million in annualized sales and help fuel Flowers Foods’ growth and expansion. Holsum will drive Flowers’ market expansion in Arizona, Nevada, and parts of California with a broad spectrum of outstanding products and brands. Holsum operates two highly efficient bakeries, has an experienced and talented team, and operating strategies similar to Flowers’ strategies. ButterKrust has a fine team and a state-of-the-art bakery with available production capacity to relieve capacity pressures in our bakeries that serve the rapidly growing Florida market. We expect both companies to strengthen Flowers Foods and help create value for shareholders over the long term.”
Second Quarter and First Half Results
For the second quarter, sales increased 13.1% to $540.7 million over the $477.8 million reported for last year’s second quarter. Net income was $23.9 million, or $.26 per diluted share, an increase of 7.9% over the $22.2 million, or $.24 per diluted share, reported for the 2007 second quarter. The quarter’s sales increase of 13.1% was achieved through a favorable pricing/mix of 10.9% and volume increase of 2.2%. During the quarter, the company’s direct-store-delivery (DSD) sales grew at 14.1% due to a favorable pricing/mix of 12.1% and unit volume increase of 2.0%. Sales through warehouse delivery increased 9.1%, reflecting positive pricing/mix of 6.3% and unit volume increased 2.8%.
Sales for the first half increased 11.9% to $1.22 billion over the $1.09 billion reported for the first half of 2007. Net income was $59.7 million, or $.65 per diluted share, an increase of 17.9% over the $50.7 million, or $.55 per diluted share, reported for the 2007 first half. The sales increase of 11.9% was achieved through a favorable pricing/mix of 10.2% and volume increase of 1.7%. Year-to-date, the company’s DSD sales grew at 13.6% due to a favorable pricing/mix of 11.2% and unit volume increases of 2.4%. Sales through warehouse delivery increased 4.8%, reflecting positive pricing/mix of 4.5% and unit volume increases of .3%.
For the quarter, gross margin as a percent of sales was 45.7% compared to 48.7% in the second quarter of 2007. The decrease in margin was due to higher commodity costs, primarily flour, in the quarter. Ingredient costs in the quarter were up 34% over the prior year quarter. During the quarter, gross margin also was impacted negatively by $1.3 million in costs related to the closing of an Atlanta snack cake bakery. These cost increases were partially offset by sales gains, improved manufacturing efficiencies, and lower labor costs as a percent of sales.

Gross margin for the first half was 47.1% of sales compared to 49.3% in the first half of 2007. This decrease as a percent of sales is also the result of higher commodity costs, which were up 31% over the prior year’s costs. Year-to-date, gross margin also was impacted negatively by $1.7 million in costs relating to the plant closing. These cost increases were partially offset by sales gains, improved manufacturing efficiencies, and lower labor costs as a percent of sales.
Selling, marketing, and administrative costs as a percent of sales for the quarter were 36.6% compared to 38.4% in the prior year. For the first half, selling, marketing, and administrative costs as percent of sales were 36.9% compared to 38.8% last year. These improvements as a percent of sales were due primarily to increased sales and lower employee-related and advertising costs as a percent of sales. Though rising energy costs continued through the second quarter, logistics costs as a percent of sales also decreased due to the company’s continued efforts to minimize miles traveled and to locate production closer to markets served.
During the second quarter, the company recorded a gain of $2.3 million relating to the sale and closure of the Atlanta snack facility. Costs of $1.3 million were recorded in cost of goods sold and $0.3 million of costs were recorded as selling, marketing and administrative costs during the quarter relating to this closure, therefore, the net effect on earnings of the closure was $0.7 million for the quarter. During the first half, costs of $2.0 million ($1.7 million as cost of goods sold and $0.3 million as selling, marketing and administrative costs) were recorded related to the sale and closure, therefore the net effect on earnings year-to-date was $0.3 million. The costs consisted primarily of severance, write-off of obsolete inventory and equipment removal costs. Also, during the second quarter, the company received final insurance proceeds of $0.7 million relating to property damage at one of the company’s distribution centers last year.
Depreciation and amortization expenses for the second quarter and first half remained relatively stable as a percent of sales compared to the prior year. Net interest income for the quarter was $0.7 million higher than the prior year second quarter and $2.3 million higher year-to-date compared to prior year due to higher interest income related to the sale of new territories to independent distributors and a decrease in interest expense due to lower average debt outstanding under the company’s credit facility. The effective tax rate for the quarter and year-to-date was 35.7% and is in line with the estimated full-year tax rate of approximately 36.0%.

Operating margin for the second quarter was 6.7% as compared to 7.2% for the same period last year with the decrease primarily due to higher ingredient costs. For the first half, operating margin was 7.4% compared to 7.3% in last year’s first half. EBITDA for the quarter was $52.4 million, or 9.7% of sales, an increase of 6.3% over EBITDA for the second quarter of 2007. EBITDA for the first half was $127.5 million, or 10.5% of sales, an increase of 11.5% over the prior year.
During the second quarter, the company invested $18.6 million in capital improvements and paid dividends totaling $13.8 million to shareholders. No additional shares were repurchased during the quarter under the company’s share repurchase plan. However, since the inception of the share repurchase plan, the company has acquired 19.4 million shares of its common stock for $286.2 million, an average of $14.76 per share. The plan authorizes the company to repurchase up to 30.0 million shares of common stock. For the first half, net cash provided by operating activities was $56.1 million, with $42.0 million invested in capital improvements and $25.4 million paid in dividends to shareholders.
Updated Guidance for Fiscal 2008
Taking into consideration the company’s performance year-to-date and the impact of recent acquisitions, the company now expects sales growth in 2008 of 17.8% to 19.1%. Therefore, sales for fiscal 2008 are expected to be $2.400 billion to $2.425 billion. Fiscal 2008 is a 53-week year and approximately 1.5% of estimated fiscal 2008 sales are expected from the 53rd week. The company expects net income will be 4.5% to 4.7% of sales or $109.2 million to $114.7 million. With approximately 93.4 million average shares outstanding, which reflects shares issued for the Holsum merger, earnings per share are expected to be $1.17 to $1.23, an increase of 14.7% to 20.6% over 2007. Previously, the company’s guidance for 2008 had been for sales $2.220 billion to $2.271 billion, net income of $106.6 million to $113.6 million, and earnings per share of $1.15 to $1.23 on 92.5 million average shares outstanding.
Capital spending in fiscal 2008 is expected to be $95.0 million to $100.0 million, an amount that includes costs for construction of new production capacity as well as for maintaining and improving efficiencies in the company’s 39 bakeries.
Deese said, “Even in the face of higher costs that put pressure on our margins, we delivered good results for the second quarter and first half of 2008. We continue to make improvements throughout the business to help offset higher costs. We remain confident in our ability to grow successfully as we continue to execute our strategies of investing in our bakeries, products, brands, and people. Our team also is focused on the growth opportunities presented by our merger with Holsum and acquisition of ButterKrust. The strength of our products and brands, the quality of our bakeries and our distribution system, and the experience and determination of our team provides us with the confidence we can deliver good results for the full year and continue to build value for our shareholders in the future.”
The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.
Conference Call
Flowers Foods will broadcast its second quarter conference call over the Internet at 10:30 a.m. (Eastern) August 14, 2008. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the web cast link on the home page. The call also will be archived on the company’s Web site.
Company Information
Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Among the company’s top brands are Nature’s Own, Whitewheat, Holsum, Aunt Hattie’s, Cobblestone Mill, Sunbeam, Blue Bird, and Mrs. Freshley’s. Flowers operates 39 bakeries that are among the most efficient in the baking industry. Flowers Foods produces, markets, and distributes fresh bakery products that are delivered to customers daily through a direct-store-delivery system serving the Southeast, Southwest, and Mid-Atlantic. The company also produces and distributes fresh snack cakes and frozen breads and rolls nationally through warehouse distribution. For more information, visit www.flowersfoods.com.
Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) our ability to fully integrate recent acquisitions into our business, and (g) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.
Investor Contact: Marta J. Turner, Executive VP/Corporate Relations, (229) 227-2348
Media Contact: Mary A. Krier, VP/Communications, (229) 227-2333

Flowers Foods
Consolidated Statement of Income
(000’s omitted, except per share data)

	For the 12 Week	For the 12 Week	For the 28 Week	For the 28 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	07/12/08	07/14/07	07/12/08	07/14/07
Sales	$540,656	$477,838	$1,217,363	$1,087,785
Materials, supplies, labor and other production costs	293,594	244,942	643,564	551,894
Selling, marketing and administrative expenses	197,662	183,592	449,337	421,555
Depreciation and amortization	16,032	15,116	36,945	35,233
Gain on sale	2,306	0	2,306	0
Gain on insurance recovery	686	0	686	0

Income before interest, income taxes and minority interest (EBIT)	36,360	34,188	90,509	79,103
Interest income, net	2,657	1,932	6,154	3,865

Income before income taxes and minority interest (EBT)	39,017	36,120	96,663	82,968
Income tax expense	13,931	12,914	34,493	29,414

Income before minority interest	25,086	23,206	62,170	53,554
Minority interest in variable interest entity	(1,137)	(1,016)	(2,438)	(2,871)

Net income	$23,949	$22,190	$59,732	$50,683

Per share amounts:
Net income	0.26	$0.24	$0.65	$0.55

Diluted weighted average shares outstanding	92,501	92,413	92,415	92,148

Flowers Foods
Segment Reporting
(000’s omitted)

	For the 12 Week	For the 12 Week	For the 28 Week	For the 28 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	07/12/08	07/14/07	07/12/08	07/14/07
Sales:
Direct-Store-Delivery	$440,802	$386,271	$994,683	$875,226
Warehouse Delivery	99,854	91,567	222,680	212,559

	$540,656	$477,838	$1,217,363	$1,087,785

EBITDA:
Direct-Store-Delivery	$48,540	$45,385	$117,890	$106,372
Warehouse Delivery	10,117	9,998	23,098	22,434
Flowers Foods	(6,265)	(6,079)	(13,534)	(14,470)

	$52,392	$49,304	$127,454	$114,336

Depreciation and Amortization:
Direct-Store-Delivery	$12,153	$11,931	$28,111	$27,849
Warehouse Delivery	3,656	3,216	8,378	7,473
Flowers Foods	223	(31)	456	(89)

	$16,032	$15,116	$36,945	$35,233

EBIT:
Direct-Store-Delivery	$36,387	$33,454	$89,779	$78,523
Warehouse Delivery	6,461	6,782	14,720	14,961
Flowers Foods	(6,488)	(6,048)	(13,990)	(14,381)

	$36,360	$34,188	$90,509	$79,103

Note: During the second quarter of 2008, the company’s Tucker, Georgia operation was transferred from the Direct-Store-Delivery segment to the Warehouse Delivery segment. Prior year information has been reclassified to reflect this change for comparability purposes.

Flowers Foods
Condensed Consolidated Balance Sheet
(000’s omitted)

07/12/08
Assets
Cash and Cash Equivalents	$19,532
Other Current Assets	267,981
Property, Plant & Equipment, net	489,952
Distributor Notes Receivable (includes $11,507 current portion)	102,841
Other Assets	46,576
Cost in Excess of Net Tangible Assets, net	97,516

Total Assets	$1,024,398

Liabilities and Stockholders’ Equity
Current Liabilities	$206,961
Bank Debt	6,000
Other Debt and Capital Leases (includes $3,300 current portion)	26,672
Other Liabilities	87,168
Minority Interest in Variable Interest Entity	9,109
Common Stockholders’ Equity	688,488

Total Liabilities and Stockholders’ Equity	$1,024,398

Flowers Foods
Condensed Consolidated Statement of Cash Flows
(000’s omitted)

	For the 12 Week	For the 28 Week
	Period Ended	Period Ended
	07/12/08	07/12/08
Cash flows from operating activities:
Net income	$23,949	$59,732
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	16,032	36,945
Minority interest in variable interest entity	1,137	2,438
Stock compensation	3,279	6,678
Changes in assets and liabilities	(49,919)	(49,712)

Net cash (disbursed for)/provided by operating activities	(5,522)	56,081

Cash flows from investing activities:
Purchase of property, plant and equipment	(18,640)	(41,964)
Other	2,426	240

Net cash disbursed for investing activities	(16,214)	(41,724)

Cash flows from financing activities:
Dividends paid	(13,824)	(25,358)
Stock options exercised	34	2,438
Income tax benefit related to stock awards	115	1,714
Stock repurchases	0	(5,829)
Increase in book overdraft	7,314	8,989
Proceeds from debt borrowings	26,500	30,000
Debt and capital lease obligation payments	(21,349)	(26,757)

Net cash disbursed for financing activities	(1,210)	(14,803)

Net decrease in cash and cash equivalents	(22,946)	(446)
Cash and cash equivalents at beginning of period	42,478	19,978

Cash and cash equivalents at end of period	$19,532	$19,532

Flowers Foods
Reconciliation of Net Income to EBITDA from Continuing Operations
(000’s omitted)

	For the 12 Week	For the 28 Week
	Period Ended	Period Ended
	July 12, 2008	July 12, 2008
Net Income	$23,949	$59,732
Minority interest in variable interest entity	1,137	2,438
Income tax expense	13,931	34,493
Interest income, net	(2,657)	(6,154)
Depreciation and amortization	16,032	36,945

EBITDA from Continuing Operations	$52,392	$127,454